Exhibit 99.2

PRESS RELEASE

VCG Holding Corp. Completes the Acquisition of Jaguar’s Gold Club in Dallas

•     Updates 2008 Earnings Guidance

DENVER (BUSINESS WIRE) April 15, 2008 — VCG Holding Corp. (NASDAQ: VCGH), a fast growing and leading consolidator and operator of adult nightclubs, today announced that it has completed the acquisition of the Jaguar’s Gold Club in Dallas, Texas. This acquisition brings the number of adult nightclubs to 19.

The Company purchased 100% of the stock of Manana Productions, Inc., the owner of the Jaguar’s Gold Club in Dallas, Texas, for cash consideration of approximately $6.6 million. This purchase price represents 3.3 times the Club’s EBITDA and VCG will finance the acquisition with available cash and debt.

The Jaguar’s Gold Club is a Bring Your Own Bottle (BYOB) establishment, and is not subject to a liquor license, or the state liquor tax. The Jaguar’s Gold Club has been open for over two years and its annual revenues should approximate $5.0 million and EBITDA is estimated at $2.0 million.

Troy Lowrie, Chairman and CEO of VCG, stated, “We are pleased that this acquisition has closed, as it will be immediately accretive to our earnings for 2008. In addition, we anticipate closing the two other clubs we announced acquiring within the next couple months, as we complete the process of the issuance of all applicable permits, licenses and other customary terms.

“The mega club, one of the two other clubs, we announced acquiring in February, will be the largest acquisition in the company’s history and highly accretive. Its annual revenues are $11.0 million and EBITDA of $5.4 million. Assuming its contribution for the entire second half of 2008, we would expect it to contribute an approximate $5.5 million of revenue, $2.7 million of EBITDA and from $0.05 to $0.06 per share fully taxed to our future guidance for 2008. At present, we are in the licensing process in closing this acquisition. As we have previously announced, it will contribute to our cluster strategy of adult nightclubs. We expect it to close during the second quarter of 2008. The second club we are acquiring is a premium adult nightclub on the west coast, which represents an excellent opportunity to contribute to earnings and growth and our further entry into the West Coast markets. We are in the final stages of due diligence for the west coast club. Its annual revenues are approximately $3.5 million and EBITDA of $2.1 million. The company will update investors on its contribution to earnings per share, as we complete the remaining due diligence and move into the final licensing phase.”

Mr. Lowrie concluded, “In recent weeks there have been various reports and market confusion from outside our Company on our 2007 earnings and earnings for 2008. As we will have fully taxed earnings in 2008 versus 2007, we felt it is important for investors to understand our growth and earnings with clarity. Hence, we wanted to update the investment community on our guidance procedures for 2008 and beyond. Our current guidance forecast is comprised of our 19 existing clubs and includes 38 weeks contribution from the Jaguar’s acquisition. Again, the 2008 diluted earnings per share numbers will be fully taxed, while the 2007 diluted earnings per share of $0.37 were not fully taxed due to net operating loss carry forwards still being used. Our diluted earnings per share in 2007, had it been fully taxed, would have been $0.30 and 2006 would have been $0.02. Our updated fully taxed diluted per share guidance for this year is $0.40 to $0.43, or in excess of a 30% increase on pro forma fully taxes 2007.

“While external investment banks and other independent industry research firms may estimate and include many future acquisitions in their projections, in our effort to keep the capital markets fully informed of the financial consolidation implications of purchases awaiting closing versus our core business, we will only guide on our existing core business. Hence, any earnings guidance our company provides will not include future contribution of forecasted acquisitions until completed. However, we will provide separate guidance on revenue, EBITDA and earnings per share information on such acquisitions already contracted, but not yet closed, when due diligence is completed.

“Hence, the two contracted acquisitions mentioned above are not in our current 2008 fully taxed guidance set forth herein but the implications of their contributions are set forth separately for investors as to the information available to the company at this time relative to its due diligence. When each acquired club is closed, we will issue a news release that will include updated consolidated earnings guidance that would include any adjustments that our final due diligence would provide. Additionally, we anticipate providing 2009 earnings guidance by mid year. Lastly, investors should clearly note that our business has historically experienced seasonality with the first and fourth quarters and are less productive than our second and third quarters. In our internal company forecasts, those data points are detailed in our budgeting of year-to-year results, as well as our annual guidance to the capital markets. Following is some additional important summary financial information, highlighting results and operational advancements that our management team is extremely proud of that I want to share with you. They are as follows:

•

Without further acquisitions, we anticipate 2008 revenues to range between $57.0 million and $60.0 million versus 2007 revenues of $40.5 million (approximate 50% growth) and 2006 revenues of $16.0 million. Without further acquisitions, we anticipate EBITDA to increase to $13.6 million in 2008 from $10.9 million in 2007 (approximate 24% growth) and $3.9 million in 2006.

•

Pro Forma fully taxed earnings per share growth from $0.02 in 2006, $0.30 in 2007 to our guidance of $0.40—0.43 in 2008 (approximate 33% growth from pro forma fully taxed 2007) without further acquisitions.

•	Store growth has increased from 8 in 2006 to a current store count of 19.

•	We anticipate growing revenues and EBITDA in the future from 25% to 35% annually.

•	We also anticipate growing earnings from 25% to as much as 35% annually for the foreseeable future.

•

Our management depth and the additionally trained assistant store managers provide VCG with an infrastructure to profitably grow, as we acquire new locations well into 2009 without adding any new people.

•	We expect our margins to continue to expand, benefiting earnings per share growth, as a result of our planning and implementation of our business model.

•	We continue to be approached with acquisition opportunities some of which are very attractive.

•

We continue to work to be recognized as the leader in our space, by following our business plan, contributing to the advancement of our industry and using our employee training and advancements to demonstrate that we are a well managed public company.

•

We believe the company’s current value of VCG of approximately 12 times fully taxed 2008’s earnings guidance (without our acquisitions that close in the second quarter) is understated to our annual growth rates of 25% to 35%.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs and one upscale dance lounge. The night clubs are located in Indianapolis, IN, St. Louis, MO, Denver and Colorado Springs, CO, Ft. Worth and Dallas, TX, Raleigh, NC, Minneapolis, MN, Louisville, KY, Portland, ME, and Miami, FL.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2006. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:
Troy H. Lowrie, CEO	Stanley Berger, Investor Relations
VCG Holding Corporation	SM Berger & Co.
390 Union Blvd, Suite 540	3201 Enterprise Parkway
Lakewood, Colorado 80228	Cleveland, Ohio 44124
Telephone 303.934.2424	Telephone 216.464.6400
Facsimile 303-922.0746	Facsimile 216.464.4126
Email: tlowrie@vcgh.com	Email: stan@smberger.com